Exhibit 10.18

SMITHFIELD FOODS, INC.
EXECUTIVE SEVERANCE PLAN
(Effective January 16, 2025)
Smithfield Foods, Inc., a Virginia corporation (“Smithfield”), has adopted this Executive Severance Plan (the “Severance Plan”) for the benefit of certain senior executive employees of Smithfield to help Smithfield attract and retain qualified employees, secure certain executive commitments to Smithfield, align executive and corporate incentives, and minimize the potential for conflicts of interest between Smithfield and its senior management. Section 1 sets forth the definitions of all capitalized terms used, but not defined, herein.
Smithfield does not intend for the Severance Plan to constitute an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Smithfield intends for the Severance Plan to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b), administered as a “top-hat” welfare plan as contemplated by Section 201(2) of ERISA. The Severance Plan is unfunded, has no trustee, and is administered by the Plan Administrator.
Section 1. Definitions.
1.1    “Accrued Benefits” means (a) accrued but unpaid annual base salary through the Separation Date, paid as promptly as practicable following the Separation Date, (b) earned but unpaid annual cash bonus for the year immediately preceding the year in which the Separation Date occurs, paid at the same time as the Company Group pays bonuses for such year to its senior executives who remain in service with the Company Group, (c) accrued but unused paid time off, to the extent provided by applicable Company Group policy, paid as promptly as practicable following the Separation Date, (d) reimbursement of all reimbursable business expenses duly incurred and submitted for reimbursement in accordance with the Company Group’s applicable business expense policy but not yet paid prior to the Separation Date (provided that such expenses are duly submitted for reimbursement in accordance with such policy on or within 30 days after the Separation Date), and (e) vested benefits under all other applicable employee benefit plans and programs of the Company Group, in accordance with the terms of such plans and programs.
1.2    “Base Salary” means the Eligible Employee’s annual base salary rate in effect on the Separation Date, except that if the Separation Date occurs during the CIC Period, the greater of such rate in effect on the Separation Date and the Eligible Employee’s annual base salary rate in effect on the day immediately preceding the Change in Control.
1.3    “Board” means the Board of Directors of Smithfield.

1.4    “Cause” means the occurrence of any of the following:
(a)    being convicted of, or pleading guilty or nolo contendere to, any felony or a misdemeanor involving an act of moral turpitude,
(b)    committing an act of fraud, theft, misappropriation, or embezzlement against any member of the Company Group,
(c)    continuing failure to substantially perform one’s assigned duties (other than due to Disability) after receiving a demand for substantial performance that identifies the manner in which the Plan Administrator believes one has failed to perform,
(d)    materially breaching any material personnel policy of any member of the Company Group,
(e)    any willful act or omission that results in, or is intended to result in, material harm to the Company Group’s business or reputation, or
(f)    materially breaching the terms and conditions of any Restrictive Covenants.
For purposes of this Section 1.4, no act or failure to act by an Eligible Employee will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interests of the Company Group. Further, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (c), (d), (e), or (f) above, the Eligible Employee will have 30 days from the date on which the Plan Administrator gives written notice to the Eligible Employee describing such event or condition and an opportunity to cure such event or condition, to the extent curable, and if the Eligible Employee so cures, such event or condition will not constitute Cause hereunder.
1.5    “Change in Control” is defined in the Omnibus Plan.
1.6    “CIC Period” means the 26-month period commencing on the date that is two months prior to a Change in Control and ends on the date that is 24 months following the Change in Control.
1.7    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.8    “COBRA Benefit” means the reimbursement to the Eligible Employee of the difference between the COBRA continuation coverage premiums paid by the Eligible Employee and the premiums payable by an active employee for identical coverage under Smithfield’s applicable health plan(s), if the Eligible Employee timely and properly elects continuation coverage under Smithfield’s applicable health plan(s), until the earliest of (i) 18 months following the Separation Date, (ii) the date on which the eligible Employee is no longer eligible for COBRA coverage, and (iii) the date on which the Eligible Employee or, as applicable, the Eligible Employee’s eligible dependents, become eligible for coverage under a similar plan of another employer.
1.9    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.
1.10    “Committee” means any committee of the Board duly authorized by the Board to act as the Committee hereunder. If the Board does not duly authorize any such committee, the term “Committee” will be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time and will retain the right to exercise the authority of the Committee to the extent consistent with applicable law.
1.11    “Company Group” means Smithfield and its Subsidiaries.
1.12    “Disability” means the inability, because of sickness or injury, to perform, with or without reasonable accommodation, one’s material duties of employment for a period of 90 consecutive days or for a period of 180 non-consecutive days in any 12-month period.
1.13    “Eligible Employee” means any employee of the Company Group whom the Committee designates, and notifies in writing as being designated, as an Eligible Employee.
1.14    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations promulgated thereunder.
1.15    “Good Reason” means (i) any material reduction in the Eligible Employee’s title, duties, authority, or responsibilities; provided, however, that an Eligible Employee will not be deemed to have Good Reason due to a Change in Control if the Eligible Employee’s employment continues with substantially the same responsibilities with respect to Smithfield’s business and operations, (ii) a reduction in the Eligible Employee’s annual base salary rate or target annual bonus, or (iii) a relocation of the Eligible Employee’s principal workplace by more than 50 miles; provided, however, that the Eligible Employee must provide a least 30 days’ notice of the his intent to resign for Good Reason within 60 days after the Eligible Employee learns of a Good Reason trigger, and the resignation will be for Good Reason only if the Good Reason trigger remains uncured as of the specified date of resignation. If an Eligible Employee has Good Reason and delivers a valid notice of resignation in accordance with the foregoing sentence, and Smithfield fails to cure, the Eligible Employees’ resignation will become effective on the last day of the notice period.
1.16    “Omnibus Plan” means the Smithfield Foods, Inc., Omnibus Incentive Plan, as it may be amended from time to time, or any successor plan thereto.
1.17    “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

1.18    “Plan Administrator” is defined in Section 3.1.
1.19    “Prorated Bonus” means (x) if the Separation Date occurs outside of the CIC Period, an amount reasonably determined by the Committee to be the Eligible Employee’s annual cash bonus for the year in which the Separation Date occurs based on actual Company Group performance through the Separation Date (deeming all personal and subjective performance goals earned at target) or (y) if the Separation Date occurs during the CIC Period, the Eligible Employee’s Target Bonus, in each case multiplied by a fraction, the numerator of which is the number of days on which the Eligible Employee was employed by Company during the year in which the Separation Date occurs, and the denominator of which is the full number of days in such year. The Prorated Bonus in clause (x), if applicable, will be paid at the same time at which the Company Group pays annual bonuses to its senior executives who remain in service with the Company Group for the year in which the Separation Date occurs, and the Prorated Bonus in clause (y), if applicable, will be paid within 60 days following the Separation Date.
1.20    “Qualifying Termination” means either an involuntary separation from service by the Company (or applicable Subsidiary), other than for Cause, death, or Disability, or a separation from service by the Eligible Employee for Good Reason
1.21    “Restrictive Covenants” means all applicable non-competition, non-solicitation, non-disparagement, confidentiality, and similar covenants of the Eligible Employee inuring to the benefit of any member of the Company Group.
1.22    “Section 409A” means Section 409A of the Code.
1.23    “Separation Date” means the effective date of the Eligible Employee’s separation from service with the Company Group.
1.24    “Severance Period” means either (x) for an Eligible Employee with the title of Chief Executive Officer, 24 months following the Separation Date, or (y) for any other Eligible Employee, 18 months following the Separation Date.
1.25    “Severance Plan” has the meaning set forth above.
1.26    “Subsidiary” means any Person (other than Smithfield) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Smithfield.
1.27    “Target Bonus” means the Eligible Employee’s annual target cash bonus opportunity in effect on the Separation Date, or if the Separation Date occurs during the CIC Period, the greater of such target as in effect on the Separation Date and the Eligible Employee’s annual target cash bonus opportunity as in effect on the day immediately preceding the Change in Control.

Section 2. Severance Benefits.
2.1    Generally. If an Eligible Employee suffers a Qualifying Termination, Smithfield will pay or provide such Eligible Employee the Accrued Benefits and the following: (a) continued Base Salary during the Severance Period, (b) a Prorated Bonus, and (c) the COBRA Benefit (the amounts and benefits in clauses (a) through (c), collectively, the “Severance Entitlements”).
2.2    Conditions to Receiving Severance Benefits. To receive any Severance Entitlements, the Eligible Employee must (i) comply with all Restrictive Covenants and (ii) become bound by an irrevocable general release of claims in favor of the Company Group and related parties in a form that Smithfield provides to the Eligible Employee in connection with the Qualifying Termination (the “Release Condition”). To satisfy the Release Condition, the Eligible Employee must (x) execute and deliver to Smithfield such general release of claims within 21 days following the date on which Smithfield provides it to the Eligible Employee (or within such longer period set forth therein) and (y) allow such general release of claims to become effective and irrevocable pursuant its terms.
2.3    Timing of Payments. Any Severance Entitlements otherwise scheduled for payment prior to the Eligible Employee’s satisfaction of the Release Condition will be deferred without interest until, and paid promptly following, the satisfaction of the Release Condition.
2.4    Section 409A.
(a)    Rule of Interpretation. Smithfield intends for the payments and benefits hereunder to comply with, or be exempt from, Section 409A, and the Severance Plan should be interpreted and administered accordingly.
(b)    No Employee Control Over Payment Timing. Notwithstanding anything in this Severance Plan to the contrary, if any Severance Entitlements constitute a “deferral of compensation” within the meaning of Section 409A, and the period for satisfying the Release Condition begins in one taxable year and ends in a second taxable year, such payments or benefits will be deferred until, and paid without interest promptly following, the later of (x) the satisfaction of the Release Condition and (y) Smithfield’s first regular payroll date occurring in the second taxable year. In no event may the Eligible Employee directly or indirectly designate the year of payment hereunder.
(c)    Special Timing Rules for Specified Employees. Notwithstanding anything in this Severance Plan to the contrary, if on the Separation Date the Plan Administrator determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent that any payment or benefit under the Severance Plan would be considered a “deferral of compensation” payable upon a separation from service, Smithfield will defer such payment until the earlier of (i) six months and one day after the Separation Date and (ii) the Eligible Employee’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment occurring after the mandatory deferral contemplated in the immediately preceding sentence will include a catch-up payment covering amounts that would have otherwise been paid during the deferral period but for the application of this provision (without interest), and Smithfield will pay the balance of the installments in accordance with their original schedule.
(d)    Separate Payments. For purposes of the application of Section 409A, each individual payment (including each payment in a series of payments) hereunder will be deemed a separate payment.
(e)    Reimbursements and In-Kind Benefits. With respect to any expense reimbursement or in-kind benefit provided to an Eligible Employee that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Employee is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the Eligible Employee incurred the expense, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
2.5    Nonduplication of Benefits. The Severance Plan supersedes all severance, separation, notice, and termination benefits under all other plans, agreements, programs, and practices of the Company Group, including all previously executed employment, award, severance, and change in control severance agreements that contain any provision for severance, change in control benefits, termination-related payments or benefits, or terms affecting bonus entitlements in connection with an employment termination. For the avoidance of doubt, if there is a conflict between the terms of the Severance Plan and any other compensation or benefit policy, plan, agreement, program, or practice maintained by any member of the Company Group, or to which any member of the Company Group is a party, and pursuant to which an Eligible Employee is otherwise eligible for benefits, the terms of the Severance Plan will govern exclusively.
Section 3. Severance Plan Administration.
3.1    Authority of Plan Administrator. The Committee may designate one or more officers or employees of the Company Group to act as administrator hereunder (the “Plan Administrator”). If the Committee does not duly authorize such a Plan Administrator, the term “Plan Administrator” will be deemed to refer to the Committee for all purposes under this Plan. The Committee may abolish any Plan Administrator or re-vest in itself any previously delegated authority from time to time and will retain the right to exercise the authority of the Plan Administrator to the extent consistent with applicable law The Plan Administrator administers the Severance Plan and may interpret the Severance Plan, prescribe, amend, and rescind rules and regulations under the Severance Plan, and make all other determinations necessary or advisable for the administration of the Severance Plan in accordance with its terms. Wherever the Plan Administrator has authority to act or not act pursuant to the Severance Plan, the Plan Administrator will have the sole and absolute discretion, and its determinations hereunder will be final and binding on the Eligible Employees and Smithfield.
3.2    Delegation. The Plan Administrator may from time to time delegate any of its duties hereunder to such person or persons.
3.3    Third-Party Advisors. The Plan Administrator may engage accountants, legal counsel, and such other advisors as it deems necessary or advisable to assist it in the performance of its administrative duties under the Severance Plan. Smithfield will bear all reasonable expenses for such advisors.
Section 4. Parachute Payment Provisions.
4.1    Better After-Tax Cut-Back. Unless an Eligible Employee is entitled to more favorable treatment pursuant to an individual agreement with a Company Group member that becomes effective after being designated an Eligible Employee and specifically references the Severance Plan, if any compensation, payment, benefit, or distribution to or for the benefit of the Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, and regardless of when paid or provided, calculated in a manner consistent with Section 280G of the Code (the “Aggregate Payments”), would, but for this Section 4 be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments will be reduced (but not below zero) so that the value, calculated in a manner consistent with Section 280G of the Code, of all of the Aggregate Payments will be $1.00 less than three times the Eligible Employee’s “base amount” (as defined in Section 280G of the Code); provided that the Aggregate Payments will be so reduced only if such reduction provides the Eligible Employee with a higher After-Tax Amount than the Eligible Employee would receive if the Aggregate Payments were not so reduced. The reduction contemplated by the immediately preceding sentence will be applied in the following order, in each case in reverse chronological order: (1) cash payments not constituting “nonqualified deferred compensation” within the meaning Section 409A of the Code, (2) cash payments constituting “nonqualified deferred compensation” within the meaning Section 409A of the Code, (3) equity-based payments and acceleration, and (4) non-cash benefits; provided that for each of the foregoing, amounts not subject to Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
4.2    Accounting Firm. The determination as to whether a reduction in the Aggregate Payments should be made pursuant to Section 4 will be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which must provide detailed supporting calculations to both Smithfield and the Eligible Employee within 15 business days after the Separation Date, or at such earlier time as is reasonably requested by Smithfield or the Eligible Employee. Any determination by the Accounting Firm will be binding upon both Smithfield and the Eligible Employee.

4.3    Definition. For purposes of this Section 4, the “After-Tax Amount” means the gross amount of the Aggregate Payments less all federal, state, and local income, excise, and employment taxes imposed on the Eligible Employee as a result of receiving the Aggregate Payments. For purposes of determining the After-Tax Amount, the Accounting Firm will deem the Eligible Employee to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
Section 5. Severance Plan Modification or Termination. The Board or the Committee may terminate or amend the Severance Plan at any time with respect to all or any Eligible Employees whose Separation Date has not occurred prior to such termination or amendment, and the Committee may at any time remove any one or more employees’ designation as Eligible Employees prior to their respective Separation Dates, except that no such termination, amendment, or Board or Committee action will be effective for 180 days, and if a Change in Control occurs prior to the effectiveness of any such termination, amendment, or action, such termination, amendment, or action will not become effective until the second anniversary of such Change in Control.
Section 6. General Provisions.
6.1    No Assignment. Except as otherwise provided herein or by law, no Eligible Employee may assign or transfer any right or interest under the Severance Plan, in whole or in part, either directly or indirectly, including without limitation by execution, levy, garnishment, attachment, or pledge. When a payment or benefit is due under the Severance Plan to a former employee who is unable to care for his affairs, Smithfield will cause payment to be made directly to his legal guardian or personal representative, as the Plan Administrator reasonably determines. The Severance Plan will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and permitted assigns of Smithfield and each Eligible Employee. If an Eligible Employee dies while any amounts hereunder remain owing, Smithfield will cause all such amounts, unless otherwise provided herein, to be paid in accordance with the terms of the Severance Plan to the executor, personal representative, or administrators of the severed employee’s estate, as the Plan Administrator reasonably determines.
6.2    At-Will Employment. Neither the establishment of the Severance Plan, nor any modification thereof, nor the creation of any fund, trust, account, or bookkeeping entry, nor the payment of any benefits should be construed as giving any Eligible Employee, or any other Person, any right to be retained in the service of Smithfield or any Subsidiary, and all Eligible Employees will remain at-will employees of the Company Group subject to discharge to the same extent as if the Severance Plan were not in effect.
6.3    Severability. If any court or other dispute-adjudicator with authority and jurisdiction over Smithfield holds any provision of the Severance Plan to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Severance Plan will otherwise remain in full force and effect as if such provisions had not been included, in each case unless the Board or the Committee determines otherwise, and no such determination will be deemed an amendment or termination of the Severance Plan subject to Section 5.
6.4    Headings. The headings and captions herein are provided for reference and convenience only, are not considered part of the Severance Plan, and should not be considered when interpreting any provision of the Severance Plan.
6.5    Unfunded Plan. No member of the Company Group is required to pre-fund, or to set aside any amounts to fund, any payments or benefits hereunder. Regardless of whether any member of the Company Group elects to so fund the Severance Plan, no Eligible Employee will have any right to, or interest in, any assets of any member of the Company Group by virtue of being designated an Eligible Employee hereunder.
6.6    Notices. Except as set forth in Section 7 below, any notice or other communication required or permitted pursuant to the terms hereof will be deemed duly delivered when mailed by United States Postal Service, first-class, postage-prepaid, and addressed to the intended recipient, or when sent via reputable courier service (e.g., FedEx, UPS) at the address last on file in Smithfield’s personnel records, or if applicable, when delivered to the recipient by hand.
6.7    Governing Law. To the extent not preempted by U.S. federal law, in which case such federal law will govern, the Severance Plan should be construed and enforced according to the laws of Virginia, without regard to any conflicts-of-laws rules that would otherwise cause the laws of another state to apply.
6.8    Tax Withholding. All payments and benefits hereunder are subject to reduction for all applicable tax and other withholdings and will be subject to applicable tax reporting, as the Plan Administrator determines.
Section 7. Dispute Resolution.
7.1    Claims. The Plan Administrator must receive all applications for benefits from any person, including any Eligible Employee (a “Claimant”), claiming any entitlement under the Severance Plan or disputing the amount or method of any payment or benefit hereunder (a “Claim”). A Claim must be made within 90 days after the date on which the Claimant first learns of his Severance Plan entitlement or dispute. The Claim must briefly explain the basis for such Claim in a signed and dated writing that must be mailed to the Plan Administrator by United States Postal Service Certified Mail at the following address:
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attn: Chief Human Resources Officer

Upon receipt of such Claim, the Plan Administrator must determine all facts necessary to establish the Claimant’s right to benefits under the provisions of the Severance Plan and the amount thereof as herein provided. Upon request, the Plan Administrator will afford the Claimant the right of a hearing with respect to any finding of fact or determination.
The Claimant must be notified in writing of any adverse decision with respect to his Claim within 90 days after the receipt of the Claim. The notice will be written in a manner calculated to be understood by the Claimant and must include (a) the specific reason or reasons for the denial, (b) specific references to the pertinent Severance Plan provisions on which the denial is based, (c) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation why such material or information is necessary, (d) an explanation of the Severance Plan’s claim review procedures, and (e) a statement of the Claimant’s right to bring civil action under ERISA.
If the Plan Administrator determines that special circumstances require an extension of time for processing the initial Claim, a written notice of the extension and the reason therefore must be furnished to the Claimant before the end of the initial 90-day period. In no event will such extension exceed 90 days.
If a Claim for benefits is denied, the Claimant or his duly authorized representative, at the Claimant’s sole expense, may appeal the denial in writing to the Plan Administrator within 60 days after receiving written notice of the denial. In pursuing such appeal, the Claimant or his duly authorized representative may (a) request in writing that the Plan Administrator review the denial, (b) review pertinent documents, records, and other information relevant to the claim, and (c) submit issues and comments in support of the Claim in writing.
The appeals decision on review must be made within 60 days after receiving a written appeal, unless special circumstances require an extension of time for processing, in which case a decision must be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the original 60-day period and must explain the reasons for the extension and state the date on which a decision is expected. The decision on review must (a) be made in writing, (b) be written in a manner calculated to be understood by the Claimant, (c) include specific references to the provisions of the Severance Plan on which the denial is based, and (d) include a statement that that Claimant can receive free of charge copies of all documents, records, and other information relevant to the Claim, a statement describing the Claimant’s right to bring civil action under ERISA, and a description of a voluntary appeals procedure, if any, offered by the Severance Plan.
Prior to commencing an arbitration proceeding, a Claimant, a beneficiary, or an alternate payee must exhaust all administrative remedies under the Severance Plan. Any lawsuit must be filed within one year of the Plan Administrator’s denial of the Claim.
7.2    Exhaustion and Time Limit to Arbitrate. Only after exhausting the Severance Plan’s claims and appeals procedures set forth in Section 7.1 above (an “Administrative Claim”), a Claimant may bring a Claim to recover benefits allegedly due under the Severance Plan, to enforce rights under the Severance Plan, to clarify rights to future benefits under the Severance Plan, or that relates to the Severance Plan and seeks a remedy, ruling, or decision of any kind against the Severance Plan or a Plan fiduciary or party in interest (collectively, an “Arbitration Claim”) exclusively by submitting the matter to arbitration in accordance with this Section 7.2. Following the Claimant’s submission of such Claim to JAMS, Inc. (“JAMS”), the Claimant and the Plan Administrator must select an arbitrator from a list of names supplied by JAMS in accordance with its procedures for selection of arbitrators, and the arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The arbitrator will have no power to alter, add to, or subtract from any provision of the Severance Plan, and the arbitrator’s authority will be further limited to the affirmation or reversal of the Plan Administrator’s denial on appeal, and the arbitrator will have no power to reverse the Plan Administrator’s denial on appeal unless the arbitrator determines, based on the administrative record before the Plan Administrator, that such denial on appeal was unreasonable. A Claimant may not commence any Arbitration Claim later than two years from the earlier of (i) the date on which the first benefit payment was made or allegedly due and (ii) the date on which the Plan Administrator or its delegate first denied the Claimant’s request; provided, however, that if the Claimant commences an Administrative Claim before the expiration of such two-year period, the period for commencing an Arbitration Claim will expire on the later of the end of the two-year period and the date that is three months after the Claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the Claimant has exhausted the Severance Plan’s claims and appeals procedures. Any Claim that is commenced, filed, or raised, whether an Arbitration Claim or an Administrative Claim, after expiration of such two-year period (or, if applicable, expiration of the three-month period following exhaustion of the Severance Plan’s claims and appeals procedures) will be time-barred.
7.3    Payment of Fees. Smithfield will reimburse all reasonable legal fees and expenses of the Claimant incurred in pursuing a Claim in accordance with Section 7.1, but only if the Claimant substantially prevails with respect to such Claim. In no event will a Claimant be obligated to reimburse Smithfield for any legal fees or expenses in connection with any Claim.
Section 8. Recoupment Policy. Eligible Employees and any payments or benefits to which Eligible Employees may become entitled hereunder will be subject to any claw-back policy maintained by Smithfield or any affiliate from time to time as necessary to comply with applicable law or exchange listing rules.
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